UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2018

Molecular Templates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9301 Amberglen Blvd, Suite 100

Austin, TX 78729

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (512) 869-1555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Takeda License Agreement

On September 18, 2018, Molecular Templates, Inc. (the “Company”) entered into a development collaboration and exclusive license agreement (the “License Agreement”) with Millennium Pharmaceuticals, Inc., a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited (“Takeda”), for the development and commercialization of products incorporating or comprised of one or more CD38 SLT-A fusion proteins (“Licensed Products”) for the treatment of patients with diseases such as multiple myeloma.

Pursuant to the License Agreement, the parties will initially co-develop one or more of the Licensed Products up to and including Phase Ia clinical trials, with the Company having an option to continue to co-develop the Licensed Products following Phase Ia clinical trials. The Company may exercise its co-development option within a specified time period following completion of the Phase Ia clinical trials with no additional fee by providing written notice of exercise to Takeda, provided the Company has paid all co-development costs due pursuant to the License Agreement as of the date of such exercise. Pursuant to the terms of the License Agreement, Takeda will be responsible for all regulatory activities and commercialization of the Licensed Products. The Company has granted Takeda specified intellectual property licenses to enable Takeda to perform its obligations and exercise its rights under the License Agreement, including exclusive license grants to enable Takeda to conduct development, manufacturing, and commercialization activities pursuant to the terms of the License Agreement.

Pursuant to the License Agreement, the Company will receive an upfront payment of $30 million and, if the Company exercises its co-development option and funds its share of development costs, it may receive up to an additional $307.5 million in milestone payments upon the achievement of certain development and regulatory milestone events and up to an additional $325 million in milestone payments upon the achievement of certain sales milestone events. If the Company does not exercise its co-development option, it may receive up to an additional $162.5 million in milestone payments upon the achievement of certain development and regulatory milestone events and up to an additional $175 million in milestone payments upon the achievement of certain sales milestone events. The Company will also be entitled to receive tiered royalties, subject to certain reductions, as percentages of annual aggregate net sales, if any, of Licensed Products. The royalty percentages would range from low double-digits to low twenties if the Company exercises its option to co-develop, and from high-single digits to low teens if the Company does not exercise its option to co-develop.

The parties will share in co-development costs in accordance with the terms of the License Agreement, and Takeda will be responsible for all costs incurred commercializing the Licensed Products.

Unless earlier terminated, the License Agreement will expire upon the expiration of the last-to-expire co-development royalty term (or royalty term, if applicable) for a Licensed Product. Takeda has the right to terminate the License Agreement at any time upon no less than ninety days’ prior written notice to the Company. Either party may, subject to specified cure periods, terminate the License Agreement in the event of the other party’s uncured material breach, and either party may terminate the License Agreement under specified circumstances relating to the other party’s insolvency.

The License Agreement contemplates that the Company will enter into certain ancillary arrangements with Takeda, including a clinical supply agreement and a quality agreement.

CPRIT Grant Contract

On September 18, 2018, the Company entered into a Cancer Research Grant Contract (the “Agreement”) with the Cancer Prevention and Research Institute of Texas (“CPRIT”), in connection with a grant of approximately $15.2 million awarded by CPRIT to the Company in November 2016 to fund research of a cancer therapy involving a CD38 targeting ETB (MT-4019) (the “Award”). Pursuant to the Agreement, the Company may also use such funds to develop a replacement CD38 targeting ETB, with or without a partner. The Award is contingent upon funds being available during the term of the Agreement and subject to CPRIT’s ability to perform its obligations under the Agreement as well as the Company’s progress towards achievement of specified milestones, among other contractual requirements.

Subject to the terms of the Agreement, full ownership of any CPRIT funded technology and CPRIT funded intellectual property rights developed pursuant to the Agreement will be retained by the Company, its Collaborators (as defined in the Agreement) and, to the extent applicable, any participating third party (the “Project Results”). With respect to any Project Results, the Company agreed to grant to CPRIT a nonexclusive, irrevocable, royalty-free, perpetual, worldwide license, solely for academic, research and other non-commercial purposes, under the Project Results and to exploit any necessary additional intellectual property rights, subject to certain exclusions.

The Company will pay to CPRIT, during the term of the Agreement, certain payments equal to a percentage of revenue ranging from the low- to mid-single digits. These payments will continue up to and until CPRIT receives an aggregate amount of 400% of the sum of all monies paid to the Company by CPRIT under the Agreement. If the Company is required to obtain a license from a third party to sell any such product, the revenue sharing percentages may be reduced. In addition, once the Company pays CPRIT 400% of the monies it has received under the Agreement, it will continue to pay CPRIT a revenue-sharing percentage of 0.5%.

The Agreement will terminate, with certain obligations extending beyond termination, on the earlier of (a) May 31, 2019 or (b) the occurrence of any of the following events: (i) by mutual written consent of the parties, (ii) by CPRIT for an Event of Default (as defined in the Agreement) by the Company, (iii) by CPRIT if allocated funds should become legally unavailable during the term of the Agreement and CPRIT is unable to obtain additional funds or (iv) by the Company for convenience. CPRIT may approve a no cost extension for the Agreement for a period not to exceed six months after the termination date if additional time is required to ensure adequate completion of the approved project, subject to the terms and conditions of the Agreement.

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The foregoing descriptions of certain terms of the License Agreement and the Agreement do not purport to be complete and are qualified in their entirety by reference to the License Agreement and the Agreement that the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2018.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Press Release dated September 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Templates, Inc.

Dated: September 19, 2018

	By:	/s/ Eric E. Poma, Ph.D.
Name: Eric E. Poma, Ph.D. Title: Chief Executive Officer